Exhibit 8.3

The Board of Directors Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, Ontario Canada M5J 2N7	Homburger AG Prime Tower Hardstrasse 201 | CH—8005 Zurich P.O. Box 314 | CH—8037 Zurich T +41 43 222 10 00 F +41 43 222 15 00 lawyers@homburger.ch

April 7, 2017 OES | DAD

Fairfax Financial Holdings Limited — Registration Statement for Exchange Offer

Ladies and Gentlemen

We, Homburger AG, have acted as special Swiss counsel to Fairfax Financial Holdings Limited (the Company) in connection with the registration statement on Form F-4 (as amended or supplemented through the date hereof) filed with the United States Securities and Exchange Commission under the Securities Act of 1933 (the Securities Act) on April 7, 2017 by the Company (the Registration Statement), for the registration of subordinate voting shares of the Company in connection with the offer (the Offer) by the Company, through Fairfax Financial Holdings (Switzerland) GmbH (the Subsidiary of the Company), to acquire all of the outstanding registered ordinary shares, par value CHF 4.10 per share, of Allied World Assurance Company Holdings, Ltd, a corporation limited by shares under the laws of Switzerland (Allied World), as described in the Registration Statement.

As such counsel, we have been requested to render a tax opinion in relation to the Registration Statement as to the correctness of certain tax considerations under the captions “MATERIAL TAX CONSEQUENCES—Material Swiss Tax Considerations for Allied World Shareholders in Connection with the Offer” of the Registration Statement relating to the proposed Offer, the Special Dividend as well as the subsequent Merger (if applicable) under Swiss law and compensation of remaining holders of Allied World shares.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

I.                                        Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law or established case law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in the Registration Statement, any document incorporated by reference therein or exhibited thereto or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Registration Statement, and we express no opinion as to the accuracy of representations and warranties of facts set out in the Registration Statement or the factual background assumed therein, except as and to the extent expressly set forth herein.

No documents have been reviewed by us in connection with this opinion other than the Registration Statement, which we deem sufficient for purposes of this opinion. Accordingly, we shall limit our opinion to the Registration Statement and the correctness of certain tax considerations therein under the caption “MATERIAL TAX CONSEQUENCES—Material Swiss Tax Considerations for Allied World Shareholders in Connection with the Offer” under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to the Registration Statement, which is governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

II.                                   Assumptions

In rendering the opinion below, we have assumed the following:

(a)                      the Registration Statement produced to us as electronic copy conforms to the original;

(b)                      the Registration Statement was duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, the Registration Statement;

(c)                       the Registration Statement is the form as reviewed by us has been or will be declared effective by the United States Securities and Exchange Commission pursuant to the Securities Act;

(d)                      except as expressly opined upon herein, all information contained in the Registration Statement is, and all material statements made to us in connection with the Registration Statement are, true and accurate and no material information has been omitted from it and the Offer will be implemented as set out in the Registration Statement.

III.                              Opinion

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that the statements set forth in the Registration Statement under the caption “MATERIAL TAX CONSEQUENCES—Material Swiss Tax Considerations for Allied World Shareholders in Connection with the Offer” constitute a fair summary of the material Swiss tax consequences of the Offer, the Special Dividend and the Merger insofar as such statements purport to summarize certain tax laws, regulations and regulatory practices of Switzerland.

IV.                               Qualifications

The above opinion is subject to the following qualifications:

(a)                      The lawyers of our firm are members of the Zurich bar and do not hold themselves out to be experts in any laws other than the laws of Switzerland. Accordingly, we are opining herein as to Swiss law only and we express no opinion with respect to the applicability or the effect of the laws of any other jurisdiction to or on the matters covered herein.

(b)                      Without prejudice to the opinion set forth in Section III. above, we have not investigated or verified the truth or accuracy of any of the information contained in the Registration Statement nor have we been responsible for ensuring that no material information has been omitted from the Registration Statement.

We have issued this opinion as of the date hereof and we assume no obligation to advise you of any changes in fact or in law that are made or brought to our attention hereafter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is furnished by us, as special Swiss counsel to the Company, in connection with the filing of the Registration Statement. This opinion may be relied upon by you solely for your own benefit. No other person may rely on this opinion for any purpose. Without our prior written consent, this opinion may not (in full or in part) be copied, furnished or quoted to any other person except your advisors and representatives in connection with the matters set forth herein. Without our prior written consent, this opinion may not be (i) used or relied upon by any other person, (ii) used or relied upon by you except in relation to the transactions contemplated by the Registration Statement or (iii) transmitted, disclosed, circulated or otherwise referred to any other person except as in relation to the transactions that are contemplated by the Registration Statement.

This opinion is governed by and shall be construed in accordance with the laws of Switzerland. All disputes arising out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the competent courts of Zurich, Switzerland (venue being Zurich 1).

Sincerely yours,

/s/ Homburger AG

Homburger AG